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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM S-8

                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                           GREENVOLT POWER CORP.
            ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

                Nevada                                 88-0390828
      ------------------------                      -------------------
      (State or other jurisdiction                  (I.R.S. Employer
           or incorporation)                        Identification No.)

           4055 Digby Drive, R.R.2
           Orillia, Ontario, Canada                          L3V 6H2
      ---------------------------------------------------   ---------
    (Address of principal executive offices)                (Zip Code)

                   Two Separate Written Compensation Contracts
                         With Two Separate Consultants
     ---------------------------------------------------------------------------

                          (Full Title of the Plan)

                                Thomas L. Faul
                           4055 Digby Drive, R.R.2
                           Orillia, Ontario, Canada
                    (Name and address of agent for service)

                                (705) 326-1117
        (Telephone Number, including area code, of agent for services)


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                      CALCULATION OF REGISTRATION FEE

Proposed                               Proposed
Title of                               maximum      maximum
each class             Amount          offering     aggregate    Amount of
of securities          to be           price per    offering     registration
to be registered       registered(1)   share        price        fee

Common Stock, $.001    par 700,000      $0.17      $119,000      $29.75
value per share
______________________________________________________________________________


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. This estimated amount is the closing price as of August 10, 2001, (which is within 5 business days prior to the date of the filing of this registration statement).

PART I

EXPLANATORY NOTE

        This Registration Statement registers 700,000 shares of the Common Stock (the "Common Stock"),par value $0.001 per share, of GreenVolt Power Corp. (the "Company") issuable as follows: 500,000 shares of Common Stock under the Company's Compensation Contract with Consultant Marc Dame and 200,000 shares of Common Stock issuable under the Company's Legal Services Agreement with Donald G. Davis, Esq.



PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     GreenVolt Power Corp. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files quarterly, annual and periodic reports and other information with the Securities and Exchange Commission ("Commission"). The Registration Statement, such reports and other information may be inspected and copies may be obtained, at prescribed rates, at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Website that contains reports and other information regarding reporting companies under the Exchange Act, including GreenVolt Power Corp. at http://www.sec.gov.
The following documents have been filed by GreenVolt Power Corp. with the Commission and are hereby incorporated by reference into this prospectus:

- GreenVolt Power Corp.'s Form 8-K/A filed on October 18, 2000;

- GreenVolt Power Corp.'s Form 10QSB filed on November 22, 2000, for the three months ended September 30, 2000;

- GreenVolt Power Corp.'s Form 10QSB filed on February 20, 2001, for the three months ended December 31, 2000;

- GreenVolt Power Corp.'s Form 10QSB filed on May 15, 2001, for the three months ended March 31, 2001

- GreenVolt Power Corp.'s Annual Report filed October 13, 2000 on Form 10-KSB for the twelve months ended June 30, 2000.

All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be made a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

GreenVolt Power Corp. will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to Mr. Thomas L. Faul, Chief Executive Officer at GreenVolt Power Corp.'s principal executive offices located at 4055 Digby Drive, R.R. 2, Orillia, Ontario, Canada L3V 6H2, telephone number (705) 326-1117.

ITEM 4.  DESCRIPTION OF SECURITIES

The total number of securities registered hereunder are Seven Hundred Thousand (700,000) shares, all of which are common stock of GreenVolt Power Corp. GreenVolt Power Corp. is presently authorized to issue 200,000,000 shares of its Common Stock. As of July 30, 2001 there were 18,679,115 outstanding and subscribed for shares. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shareholders of the GreenVolt Power Corp. have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of GreenVolt Power Corp., the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares, when issued, will be fully paid and non-assessable. A majority of all issued and outstanding shares shall constitute a quorum for conducting business. The majority of shares present, in any regular or special meeting where a quorum is present, may vote in favor of or against any item of business or election, and shall constitute a majority approval or disapproval of matters voted upon at any such meeting. Shares of common stock do not carry cumulative voting rights. GreenVolt Power Corp. presently does not pay any dividends and has no foreseeable plan to pay dividends. There are no special preemptive rights or rights upon liquidation, other than the normal rights and priorities which would attach to shares in liquidation pursuant to Nevada State Law. The shares are not subject to call, liability or assessment.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Donald G. Davis, Esq., of the Law Firm of Davis & Associates, Inc., has provided legal advice to the Registrant in connection with the Company's preparation of this Registration Statement, and has also rendered a legal opinion attached hereto as an Exhibit, as to the validity and due issuance of the shares of the Company's Common Stock to be issued and registered hereby. At the same time, Donald G. Davis is one of the named persons who will be issued 200,000 shares of the Company's Common Stock in payment for legal services fully rendered pursuant to the terms of a written Compensation Agreement with the Company, which shares are a part of the shares being registered hereby. Neither Donald G. Davis, nor the Law Firm of Davis & Associates has been employed on a contingent basis. Neither Mr. Davis nor Davis & Associates has or is to receive a substantial interest, direct or indirect, in Registrant, nor are either of them connected with Registrant other than in their role as outside special securities counsel for the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502 of the Nevada Domestic and Foreign Corporation Laws provide in general that a corporation may indemnify its directors, offices, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of GreenVolt Power Corp. provide for indemnification of the officers and directors of GreenVolt Power Corp. to the full extent permissible under Nevada law.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable. All securities offered hereunder are to be originally issued by GreenVolt Power Corp. Shares to be received pursuant to the consulting agreements are believed to be registered pursuant to the provisions of this Form S-8 registration.

ITEM 8.  EXHIBITS.

     5.1   Opinion of The Law Offices of Davis & Associates, Inc. re: legality

     23.1  Consent of HJ & Associates, LLC

     23.2  Consent of The Law Offices of Davis & Associates, Inc.
           (included in Exhibit 5.1)


ITEM 9.  UNDERTAKINGS.

     GreenVolt Power Corp. hereby undertakes:
     (a) During any period in which offers or sales are being made pursuant to this registration or pursuant to a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or of any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of GreenVolt Power Corp.'s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of GreenVolt Power Corp. pursuant to the foregoing provisions, or otherwise, GreenVolt Power Corp. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, against such liabilities (other than the payment by GreenVolt Power Corp. of the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GreenVolt Power Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, GreenVolt Power Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 10, 2001.


                          GREENVOLT POWER CORP.

                          By   /s/ Thomas L. Faul
                                   -----------------------
                                   Thomas L. Faul
                                   Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                                 /s/ Thomas L. Faul
August 10, 2001                      ---------------------------
Date                                 Thomas L. Faul
                                     Chief Executive Officer
                                     and a Director


                                 /s/ John Munro
                                     -----------------------------------
August 10, 2001                      John Munro, Chief Financial Officer,
Date                                 Secretary and a Director


                                 /s/ Ulrich Kretschmar
                                     ---------------------------
August 10, 2001                      Ulrich Kretschmar
Date                                 Ulrich Kretschmar, Director